                                                                   EXHIBIT 10.17

                                                         Contract No. 97TX-10080
                                                         January 8, 1998

                               LICENSE AGREEMENT
                                executed by the
                            UNITED STATES OF AMERICA
                              DEPARTMENT OF ENERGY
                           acting by and through the
                        BONNEVILLE POWER ADMINISTRATION
                                      and
                            ELECTRIC LIGHTWAVE, INC.


                               Index to Sections
--------------------------------------------------------------------------------
Section                                                     Page
  1.   Definitions........................................   2
  2.   Term...............................................   6
  3.   Exhibits...........................................   7
  4.   Amendments.........................................   7
  5.   Milestone Schedule.................................   7
  6.   Ownership..........................................   7
  7.   License............................................   8
  8.   Performance Criteria...............................   8
  9.   ELI Capital Spending...............................  11
  10.  BPA Terminal Equipment.............................  11
  11.  Business Plan......................................  11
  12.  Market Price Assessment............................  12
  13.  Payment............................................  13
  14.  Maintenance, Repair, and Restoration of the Cable..  14
  15.  Regenerator Building(s)............................  17
  16.  Rights and Obligations Concerning the Cable........  18
  17.  Relocation of the Cable............................  22
  18.  Representations and Warranties.....................  22
  19.  Audit Procedures...................................  25
  20.  Insurance..........................................  26
  21.  Default............................................  28
  22.  Termination........................................  30
  23.  Indemnification; Waiver of Damages.................  31
  23.  Dispute Resolution.................................  32
  25.  General............................................  34

       Exhibit A  (Route)
       Exhibit B  (Payment Specifications)
       Exhibit C  (Revenue Sharing Route)
       Exhibit D  (Fiber Specifications)
       Exhibit E  (Acceptance Testing Standards)
       Exhibit F  (Terminal Equipment Standards)

       This LICENSE AGREEMENT (Agreement), was executed January 8, 1998, by the UNITED STATES OF AMERICA (Government), Department of Energy, acting by and through the BONNEVILLE POWER ADMINISTRATION (BPA), and Electric Lightwave, Incorporated (ELI), a corporation organized and existing under the laws of the State of Delaware. Both BPA and ELI may be referred to herein individually as "Party" and collectively as "Parties."

                             W I T N E S S E T H :

       WHEREAS BPA owns the Cable and Cable accessories; and

       WHEREAS BPA currently needs only 8 of the 72 fibers in the Cable for its own operational use, which will give BPA fiber-optic cable capacity in excess of that which is needed to operate its transmission communications along the Cable Route; and

       WHEREAS BPA desires to grant a license for a period of time to ELI respecting the Commercial Fiber along the Cable Route under the terms and conditions contained herein;

       NOW, THEREFORE, in consideration of the premises and of the mutual obligations and agreements herein contained, the Parties hereby agree as follows:

1.     DEFINITIONS
       The following terms, when used in this Agreement, shall have the meanings set forth in this section:

(a) "BPA Capital Cost" means the direct and indirect costs BPA incurs ,using prudent electric utility practices, to develop and construct the Cable. Direct costs include, but are not limited to, environment, surveying and mapping, design, land, material, construction, and labor. Such direct costs incurred up to 12 months after the Service Ready Date shall be included in BPA Capital Cost. Indirect costs (overheads) shall be included as part of BPA Capital Cost and applied at a fixed rate of 45 percent to all direct costs. Interest costs, implicit or otherwise, will be excluded. BPA shall use its best efforts to manage the cost of development and construction of the
          Cable to, or below, $*    .


* Confidential information has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

(b) "BPA Facilities" means all BPA-owned and/or leased structures, buildings, land, access roads, and equipment along the Cable Route.

(c) "BPA Fiber" means 8 dark optical fibers within the Cable designated for BPA's exclusive use and control.

(d)       "BPA Terminal Equipment" means that equipment set forth in Exhibit F.

(e) "Cable" means a BPA-owned cable, containing 72 optical fibers, single-mode, nondispersion shifted, to be installed along the Cable Route.

(f) "Cable Accessories" means the equipment necessary for the attachment of the Cable to the BPA Facilities, including splice boxes.

(g)       "Cable Route" means the Cable path described in Exhibit A.

(h) "Cable Specifications" means the drawings and specifications regarding the Cable hardware and materials incorporated into the construction project.

(i) "Commercial Fiber" means the 64 dark optical fibers within the Cable licensed to ELI under this License Agreement.

(j) "Dark Fiber Lease Value" means the sum of all dark fiber lease payments received by ELI for Commercial Fiber.

(k) "Diverse Fibers" means 4 dark optical fibers within the Cable and constituting a portion of the Commercial Fiber reserved for diverse switching paths for a SONET ring in order to achieve optimum network robustness and reliability.

(l) "ELI Transport Service(s)" means Transport Service(s) used by ELI in the delivery of End-User Service(s).

(m) "ELI Transport Service Value(s)" means the sum of the values for all the ELI Transport Service(s) within the Commercial Fiber as described in Exhibit B.

(n)       "End-User" means the customer(s) of ELI.

(o) "End-User Service(s)" means services provided to the End-User, other than Transport Service(s) and Other Transport Service(s).

(p) "End-User Transport Service Value(s)" means the sum of all payments received by ELI from End-User(s) for Transport Service sales.

(q) "Fiber Specifications" means the performance attributes of the fiber within the Cable as described in Exhibit D.

(r) "Gross Revenue Value(s) (GRV)" means the annual sum of ELI's Transport Service Value(s) plus End-User Transport Service Value(s) plus Dark Fiber Lease Value(s) plus Other Transport Service Value(s) provided over the Revenue Sharing Route.

(s) "Interest Rate" means .05 percent per day (18.25 percent per annum) to be compounded daily on the unpaid balance.

(t)       "License" means the License granted to ELI in section
          7(a).t"Originating and Terminating Markets" means the areas in and around the cities along the Route, including Portland, Vancouver, The Dalles, Madras, Redmond, and Bend.

(u) "Other Transport Service(s)" means services sold over the Commercial Fiber at the Optical Carrier level (e.g., OC1, OC3, OC12, OC48).

(v) "Other Transport Service Value(s)" means the sum of all payments received by ELI for Other Transport Services.

(w) "Performance Criteria" means those minimum Annual Gross Revenues described in Section 8 and calculated in Exhibit B, page 2 of 2.

(x) "Regenerator Building(s)" means the building(s) along the Cable Route, owned and operated by ELI, that house the terminal and regenerator equipment including any optronics or electronics required by ELI to make use of the ELI Fibers. For the purpose of this Agreement, the Regenerator Building(s) include conduit and fiber-optic cable from the Regenerator Building(s) up to the nearest fiber-optic splice box on the Cable Route or the nearest substation fence, at BPA's discretion.

(y)       "Revenue Sharing Route" means the cable path described in Exhibit C.

(z)       "Route" means the Cable path as described in Exhibit A.

(aa) "Service Ready" means the time when the Commercial Fiber is fully installed and meets ELI's Acceptance Testing Standards, which acceptance will be provided by ELI to BPA in writing. ELI's Acceptance Testing Standards are set forth in Exhibit E.

(bb) "Transport Services" means individual DS0, DS1, and DS3 circuits used or sold as bulk transport by ELI for long-haul traffic on the Commercial Fiber as described below:

(1) "Digital Signal Zero (DS0)" means: one (1) 64-Kilobits-per-second (Kbps) or 56-Kbps digital, pulse-coded modulated voice channel;

(2) "Digital Signal One (DS1)" means: (A) in the U.S. Digital hierarchy, digital signal level 1 indicates a 1.544 megabytes per second (Mbps) data signal; and (B) also referred to as a T1 in the U.S. time-division multiplexing hierarchy, digital signal level 1 (DS1) indicates the first level of multiplexing. It is defined as 24 DS0 (64 Kbps) circuits multiplexed into a 1.544 Mbps data signal; and

(3)            "Digital Signal Level Three (DS3)" means:  (A) In the U.S.
               Digital hierarchy, digital signal level 3 indicates a 44.736 Mbps data signal, often delivered to customers via optical fiber systems, also referred to as T3; (B) in the U.S. time-division multiplexing hierarchy, digital signal level 3 (DS3) indicates the third level of multiplexing. It is defined as 28 DS1 (1.544
               Mbps) signals, with added overhead bits, multiplexed onto a
               44.736 Mpbs data signal; and (C) high capacity access service that provides capacity equivalent to 28 DS1 circuits, 7 DS2 channels, or 672 voice grade special access circuits; also used generically to describe digital data transmission services operating over fiber-optic lines at transmission speed of 44.6 Mbps.

2.   TERM

(a) This Agreement shall be effective at 2400 hours on the date of execution by both Parties (Effective Date) and shall continue in effect for a period of 20 years after Service Ready Date, unless sooner terminated or extended in accordance with the terms of this Agreement.

(b) The term of this Agreement shall be extended only by written mutual agreement of the Parties. The Agreement may be extended for one separate 10-year renewal period. Either Party shall notify the other Party at least 90 days prior to the expiration date of this Agreement if the notifying Party seeks to renew the Agreement. The Parties shall have 45 calendar days from the notifying Party's notice in which to reach written agreement on renewal. The terms and conditions of this Agreement applicable to the initial 20-year period may be modified or renegotiated before each renewal period(s) upon written mutual agreement of the Parties.

3.   EXHIBITS

     Exhibit A (Cable Route); Exhibit B (Payment Specifications); Exhibit C (Revenue Sharing Route); Exhibit D (Fiber Specifications); Exhibit E (Acceptance Testing Standards); and Exhibit F (Terminal Equipment Standards) are incorporated into and made a part of this Agreement.

4.   AMENDMENTS
     This Agreement may be amended upon the written agreement of both Parties.

5.   MILESTONE SCHEDULE

     Service Ready Date of the Cable is currently scheduled for December 31, 1998. On or before June 1, 1998, BPA and ELI agree to complete an evaluation of the milestones required to complete construction and Service Ready Date of the Cable. The evaluation shall be used by the Parties to determine whether milestones will be revised to reflect an earlier, or later, Service Ready Date.

6.   OWNERSHIP

(a) Each Party shall own its own electronic and optronic devices necessary to transmit signals over the fibers each Party controls as specified in this Agreement.

(b) Except as otherwise provided in section 6(c) below, BPA shall own all structures, improvements, and components obtained for or installed on BPA Facilities along the Cable Route in accordance with this Agreement.

(c) Title and ownership of the Cable Accessories, Regenerator Building(s), and related equipment within the Regenerator Building(s) furnished by ELI shall be and remain the property of ELI, except that BPA shall gain title to and ownership of such equipment that cannot be removed without damage to BPA Facilities at termination of this Agreement.

7.   LICENSE

     (a)  EXCLUSIVITY

          BPA hereby grants to ELI an exclusive License to use the Commercial Fiber and to manage the Diverse Fibers. During the term of this Agreement, Tthis right shall remain exclusive with respect to 4 optical fibers of the Commercial Fiber, and exclusive with respect to the remaining 60 optical fibers of the Commercial Fiber as long as ELI meets or exceeds the Performance Criteria described in section 8.

     (b)  ACCESS TO THE CABLE ROUTE

          ELI shall have escorted access to the Cable Route for the purposes of performing its rights and obligations under this Agreement. BPA shall have the right to use the Cable Route, BPA Fiber, or any portion thereof, together with the right to enter upon the Cable Route, or any portion thereof, at all times, for any and all purposes. BPA shall retain the right to use the BPA Fiber for its own internal electric system network and utility business purposes.

     (c)  NO PROPERTY INTEREST

          This Agreement shall not confer upon ELI any ownership or possessory interest in the Cable Route or other property owned by BPA except as provided herein, and ELI agrees that it shall never make any claim of such interest based upon this Agreement.

8.   PERFORMANCE CRITERIA

     (a)  MINIMUM ANNUAL GROSS REVENUE PERFORMANCE REQUIREMENTS

          ELI shall maintain sales at a minimum annual GRV equal to or greater than 50 percent of the annual revenues described in ELI's revenue forecast (Table A). The Annual GRV shall equal the sum of the monthly GRVs over a given 12-month period. Unless otherwise agreed to by the Parties, the first 12-month period (Year 1) shall commence 30 calendar days following the Service Ready Date.

          In the event that the Annual GRV is below the minimum described herein, BPA may invoke its rights under subsection (b)(1) below regarding the exclusivity of the Commercial Fiber.

     (b)  BPA RIGHTS
          (1) BPA shall have the right to make a performance audit within 60 days of the conclusion of each annual period. If BPA determines that ELI has failed to meet the annual Performance Criteria, BPA shall give written notice of such failure to ELI. ELI shall have 10 working days after receipt of written notice from BPA in which to review the results of BPA's audit and provide any new information or data that might alter BPA's audit conclusions. If at the end of such 10-day period, BPA determines that the Performance Criteria have not been met, BPA, at its discretion, may determine the License to be nonexclusive and BPA shall have the right to use any unused portion 60 optical fibers of the Commercial Fiber for any purpose. Nothing contained in this paragraph shall prevent either Party from seeking a resolution of any dispute hereunder pursuant to the provisions of Section 23 of this Agreement.

          (2) In the event ELI's License becomes nonexclusive, ELI shall cooperate with BPA to allow co-location of other users of the Commercial Fiber in ELI's Regenerator Buildings, based on available space. The Parties shall agree to the amount of reasonable compensation to be charged to the co-locating users.

-----------------------------------------------------------------------------------------------------
                                           TABLE A ($000)
-----------------------------------------------------------------------------------------------------
         YEAR*                           REVENUE FORECAST*         PERFORMANCE CRITERIA*
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------


          (c)  ELI RIGHTS

               In the event ELI's License is determined to be nonexclusive under the provisions of this Section 8, this Agreement shall not terminate, but shall continue in force and effect. ELI shall have the right, subject to the terms of Agreement, including, without limitation, the payments described in Section 12, to continue its use of the Commercial Fibers then being used by ELI to provide End-User Services, Other Transport Services, and Transport Services. In addition, to the extent BPA has unused dark fiber capacity along the Cable Route, ELI shall have the right to lease

* Confidential information has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

               such additional dark fiber capacity on the same terms offered by BPA to other carriers.

9.   ELI CAPITAL SPENDING

     ELI shall make capital investments to provision the Commercial Fiber with electronics, optronics, buildings, other infrastructure, and fiber connectivity with Local Exchange Carrier networks and Inter-Exchange Carrier networks, at a sufficient level to meet the Revenue Forecast listed in Table A of section 8.

10.  BPA TERMINAL EQUIPMENT

     ELI shall purchase and provide for the installation and testing of BPA SONET Terminal Equipment at 14 sites along the Cable Route. Upon BPA's acceptance of the Terminal Equipment, title shall transfer to BPA, no later than 180 days following the Service Ready Date.

     The Terminal Equipment to be provided to BPA is identified in Exhibit F. BPA will notify ELI of the 14 sites upon which to install and test the Terminal Equipment. The amount to be paid by ELI for the Terminal Equipment shall not exceed $*. ELI shall have the option of purchasing the Terminal Equipment using BPA's existing contract number 95AM50206 "SONET Microwave Radio and Fiber Optic Project."

11.  BUSINESS PLAN

     ELI shall develop a Business Plan that describes ELI's proposal for marketing, managing, and utilizing the Cable. The Business Plan shall include, but not be limited to, ELI's marketing strategy for telecommunications service(s) along the Cable Route; customer service; sales strategy for all Transport Services; accounting, billing and collections standards; strategy for maintaining ELI fibers; and plan for maintaining compliance with all regulatory requirements or relevant State regulatory authorities and the Federal Communications Commission. Unless otherwise agreed to by the Parties, ELI shall complete the Business Plan 6 months from the date of execution of this Agreement. Prior to finalization of the Business Plan, BPA shall have the right to review ELI's Business Plan for consistency with this Agreement; however, BPA shall not be involved in ELI's


* Confidential information has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

     decisions regarding the marketing, pricing, managing, and use of the Commercial Fiber. ELI shall use its best efforts, consistent with reasonable commercial practices, to maximize the GRV generated pursuant to the License.

12.  MARKET PRICE ASSESSMENT

     (a) BPA shall procure, under separate agreement, the services of a market assessment consultant(s) to assess market prices of bulk transport services and provide reports to BPA.

     (b) BPA and ELI agree to equally share in the costs of procuring the services described above.

     (c) The market assessment consultant(s) shall be responsible for acquiring quotes, calculating an average, and delivering market assessment reports to BPA at some planned interval, using the methodology agreed to by BPA and ELI. BPA and ELI shall, within 120 calendar days from execution of this Agreement, make their best effort to agree to the methodology.

     (d) BPA agrees to allow ELI to participate in the development of the methodology for assessing market price(s) to be used under this Agreement.

     (e) ELI agrees to use the current data provided to BPA by the market assessment consultant as a basis for setting ELI Transport Service Value(s) for each ELI Transport Service, depending on when the ELI Transport Service is placed in service by ELI. The ELI Transport Service Value for any specific ELI Transport Service will remain in effect for a period of 36 months, after which the ELI Transport Service must be re-valued based on the current market assessment data.

     (f) The agreed-to methodology may be changed by mutual agreement of BPA and ELI.
13.  PAYMENT

(a) ELI agrees to pay BPA monthly, according to the Payment Specifications described in Exhibit B. In addition to ELI's monthly payment to BPA, ELI shall include a monthly report of all transactions. The report will allow BPA to account for the GRV generated each month. Both Parties shall agree on a reporting format to be used prior to ELI's first payment to BPA.
(b) For the purposes of determining the monthly payment required under this Agreement, any Transport Services along the Revenue Sharing Route will be included in the accounting to determine GRV.

(c) Unless otherwise agreed to by the Parties, accounting of the GRV shall begin 30 calendar days following the Service Ready Date. Payment shall be received by BPA from ELI by the last day of each month for GRV calculated on the previous calendar months' transactions (the Due
          Date).  Payments shall be sent to the address identified in (f) below.

(d) Payments to BPA for revenue generated by ELI from use of the Commercial Fiber (or portion thereof) before the Service Ready Date shall be based on the GRV of such services and calculated using the 20 percent and the 10 percent Payment Factors, as described in Exhibit B. All payments, including payments based on Early Service Revenues, shall be credited toward ELI's accumulative monthly payments to BPA to determine Payment Factor.

(e)       Early Service Revenues:    Revenues generated by ELI, using the
          Commercial Fibers, before Service Ready (as described in section 8), shall be accumulated as a credit against the Performance Criteria in Year 1.

(f) ELI shall pay by wire or ACH transfer, using procedures established by BPA's Financial Services Group. ELI may pay its bill by mail, provided that BPA receives full payment by the Due Date.

          ELI shall include the following information in the description field of each transfer: BPA contract number, Revenue PL6, and End Item Code.

          If ELI is paying by mail, payments shall be mailed to:
          BPA Accounting Operation - CRO
          P.O. Box 6040
          Portland, OR  97228-6040

          ELI shall include the following information in the documentation sent with each check: BPA Contract Number, Revenue PL6, and End Item Code.

(g) Payments not received by the Due Date shall bear interest at the Interest Rate from the Due Date until the date payment is received by BPA.

(h) BPA may purchase from ELI any commercial telecommunications service ELI generally offers business customers. The price charged by ELI for any such service shall be the lowest price then charged by ELI to similarly situated commercial customers for a similar service or group of services, taking into account similar terms and volumes.

14.  MAINTENANCE, REPAIR, AND RESTORATION OF THE CABLE

     (a)  MAINTENANCE OF THE CABLE

          (1) During the term of this Agreement, BPA shall be responsible for the physical routine maintenance of the Cable and the Cable Accessories. BPA shall maintain the Cable and the Cable Route at all times in good working order and in a safe condition, in conformity with the Cable Specifications and all applicable laws and regulations.
          (2) BPA shall pay all costs associated with the routine maintenance of the Cable.
          (3) ELI shall be responsible for maintenance of its property, including the Regenerator Building(s) along the Cable Route.

(b)  DETAILED RESTORATION PLAN

     (1) Restoration activities will be integral to ensuring successful implementation of this Agreement. Timely restoration is dependent upon the timely coordination and implementation between BPA and ELI.

     (2) The Parties agree to jointly, by December 31, 1998, develop a Detailed Restoration Plan, which shall upon its completion become part of this Agreement.

     (3) The following provisions described in sections (c) and (d) below shall form the principles and basis for the development of a Detailed Restoration Plan.

(c)       RESTORATION PRIORITIES AND GENERAL REQUIREMENTS

          (1) BPA's obligation to maintain and repair the Cable and any activities incidental thereto shall be subordinate to, and shall not conflict with, BPA's rightful use and operation of its transmission facilities. In the event both BPA's transmission facilities and the Cable require maintenance or repair, the restoration of the Cable shall be at all times subordinate to the restoration of BPA's transmission facilities, unless otherwise agreed to in writing by BPA in advance. The restoration of BPA's telecommunications system shall take priority over restoration activities related to the Commercial Fiber. In the event that ELI's License becomes nonexclusive pursuant to section 8, the Commercial Fiber used by ELI shall take priority over restoration activities related to any fibers used by any other users of the Commercial Fiber.

          (2) A BPA representative must be on-site during all repair and restoration work to perform functions such as safety watch, protection of BPA's transmission facilities, and the obtaining of line clearances.

          (3) The Party performing the repair and restoration shall use prudent business methods to acquire the most cost-effective restoration procedures and materials available given the Cable
               Specifications, Fiber Specifications, and current industry standards.

          (4) Any and all BPA, ELI representatives, or other users of the Commercial Fiber that construct, install, repair, replace, or otherwise handle the Cable, Cable Accessories, Commercial Fiber, BPA Fiber, or any related materials and equipment shall be properly trained and equipped to perform work that meets all current telecommunication industry standards. BPA shall require all employees or agents of ELI or any other users of the Commercial Fiber who work near BPA's transmission facilities to demonstrate that they have been properly trained and equipped to perform the work. The Parties shall agree in advance what constitutes proper training and reasonable costs. The costs of agreed-upon training of ELI employees, agents of ELI, or other users of the Commercial Fiber shall be borne by ELI.

          (5) A BPA representative shall have the authority to stop any work activities or equipment functions for reasons that he or she determines in good faith to involve potential health hazards, safety concerns, and potential disruption to BPA's operating system. BPA will make reasonable efforts to coordinate with ELI in case of such events.

(d)  RESTORATION OF THE CABLE

     (1) Except as provided in section 13(c)(1), BPA shall immediately, upon notification from ELI of interruption in service, failure, disrepair, impairment, or other need for repair or restoration of the Commercial Fiber, begin to mobilize BPA crews and make its best effort to achieve such necessary repair or restoration, including making its best effort to have maintenance personnel at the affected site within 4 hours after receipt of such notice, PROVIDED, HOWEVER, that in the event any of ELI's rights are interrupted pursuant to section 23(a), repairs and restoration shall be made as expeditiously as possible. ELI recognizes that the 4-hour response time represents optimal conditions, and may be impossible to achieve when responding to certain remote locations. Actual response times will be influenced by factors such as the terrain, weather conditions present at the time the request is made, and the actual mileage from BPA's dispatch station to the fault site.

     (2) For purposes of this section, best efforts means activities and performance consistent with prudent utility practice, existing contract provisions for BPA's hourly employees ("Collective Agreement between BPA and Columbia Power Trades Council"), and response times that do not jeopardize the health and safety of BPA employees or agents or ELI employees or agents.

     (3) The Detailed Restoration Plan shall set forth the roles and responsibilities of the respective Parties, and shall address issues regarding logistical considerations, response interval factors, communication between the Parties, sequential activity requirements, and other related items that would impact response time and restoration intervals. The aforementioned issues will be taken into consideration in the determination of whether BPA has used its best efforts in such restoration or repair activities. The Detailed Restoration Plan will also set forth financial penalties, if any, to be paid to ELI by BPA for failure to use its best efforts on any repair or restoration, including the mobilization effort as set forth above.

15.  REGENERATOR BUILDING(S)

     (a) ELI shall have sole responsibility for the expense and acquisition of any electric power and/or property necessary for its equipment along the Cable Route. If space is available at BPA substations, such space shall be provided to ELI at BPA's "bare land" lease rate under a separate agreement.

     (b) ELI shall provide and own, except as provided in section 6, Cable Accessories, splice boxes, and other components necessary for the operation of the Commercial Fiber.

     (c) ELI shall have sole responsibility for the physical maintenance and environmental compliance associated with the Regenerator Building(s) and the grounds underneath and around the Regenerator Building(s).

16.  RIGHTS AND OBLIGATIONS CONCERNING THE CABLE

     (a)  GENERAL

          In the event that ELI requires services from BPA (other than Transport Service(s)) along the Cable Route, BPA and ELI shall agree in writing on how those transactions shall be valued.

          ELI shall not use Commercial Fiber for commercial activities not accounted for in this Agreement.

          ELI agrees to utilize the Commercial Fiber for all ELI capacity needs, existing or arising along the Cable Route and Revenue Sharing Route, except for diversity needs, and subject to ELI's existing contractual obligations. ELI shall use its best efforts to transition as quickly as possible from existing contractual obligations in satisfying the requirements of the preceding sentence.

     (b)  PERMITS

          BPA shall acquire all necessary regulatory or governmental permits and approvals required for construction of the Cable, and ELI shall, at its cost, cooperate and provide BPA with such information as BPA may reasonably request from ELI in connection with such permits and approvals. ELI shall acquire all necessary regulatory or governmental permits and approvals necessary for ELI's use of the Commercial Fiber for telecommunications services, including Transport Service(s) and Dark Fiber Leases, and any permits and/or approvals that may be required for the Regenerator Building(s). ELI shall not rely upon BPA to acquire from any other Federal agency any necessary regulatory or governmental permits and approvals required by ELI.

          When feasible, BPA shall, at its cost, cooperate and provide ELI with such information as ELI may reasonably request from BPA in connection with acquiring permits, easements, or additional rights-of-way for the Regenerator Building(s); provided that ELI indemnifies and holds harmless BPA from any future liability resulting from such actions.

     (c)  TAXES, MECHANIC'S LIENS, AND ENCUMBRANCES

          ELI shall pay its own income taxes, as well as all franchise fees and other fees and taxes resulting from ELI's License or use of the Commercial Fiber. ELI shall keep the Cable Route free and clear from all liens and encumbrances resulting from ELI's use of the Commercial Fiber. If ELI does not pay the foregoing taxes and fees when such become due, and such nonpayment results in the imposition of a lien on, or encumbrance of, the Cable Route, then BPA shall have the right, but not the obligation, to pay all amounts due and discharge such lien or encumbrance, upon 30 calendar days' prior written notice to ELI. In the event BPA causes such liens or encumbrances to be discharged, ELI shall reimburse BPA upon demand together with interest thereon at the Interest Rate, accruing from the date that BPA makes payment discharging such liens or encumbrances until the date BPA receives full reimbursement from ELI. ELI shall have the absolute right to dispute or challenge any tax or fee assessed on its use of the Commercial Fiber.

     (d)  ACCESS ROADS

          ELI may use BPA's access roads to access the Regenerator Building(s), provided that heavy vehicles or other equipment being used on the access road will not at any time impair the use of the access road by BPA. Access to the roads shall be limited to the times and frequency required for maintenance and operation of the Regenerator Building(s) and equipment, and any repair and restoration of the Cable pursuant to section 13. ELI shall, at ELI's expense, repair any damage to the access roads caused as a result of ELI use of the access roads. ELI shall acquire access easements to the Regenerator Building(s) where BPA access roads are not available.

     (e)  ENVIRONMENTAL COMPLIANCE ACTIVITIES

          (1) BPA shall be responsible for compliance with the National Environmental Policy Act (NEPA) and shall acquire all necessary permits associated with the project operations, maintenance, and construction of the Cable. ELI shall, at its expense, cooperate and provide BPA with such information as it may reasonably request in connection with such compliance and permits. The project activities will be limited to construction and operation of cable, hardware, Regenerator Building(s), access roads, and distribution lines if needed for Regenerator Building(s). If any mitigation measures are required along the Cable Route as part of the NEPA compliance activities, these measures will be performed by BPA at the sole cost of BPA. Contacts with the local landowners will be performed by BPA-appointed representatives. Any landowner compensation required as part of the NEPA and project activities will be made by BPA. All of the compliance and permitting activities undertaken by BPA pursuant to this paragraph (e) shall be at the cost and expense of BPA.

          (2) BPA and ELI agree neither they nor anyone acting on their behalf will bring, keep, or use Hazardous Materials at or on the Cable Route (including regenerators) except for those necessary for use in their respective businesses, in which case they are to be handled, stored, used, and disposed of in compliance with applicable laws, regulations, and ordinances.

          (3) BPA agrees to indemnify and hold ELI harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses arising from or due to the presence of Hazardous Materials at or on the Cable Route (including regenerators) if BPA or its agent, contractor, employees, or invitees is responsible for the introduction of the Hazardous Materials. This indemnity shall specifically include, without limitation, any and all costs due to Hazardous Materials that flow, diffuse, migrate, or percolate into, onto or under the property, or from the property to neighboring property or groundwater after the Agreement commences; however, it shall not include the cost of repairing ELI's equipment.

          (4) ELI agrees to indemnify and hold BPA harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses arising from or due to the presence of Hazardous Materials at or on the Cable Route (including regenerators) if ELI or its agent, contractor, employee, or invitees is responsible for the introduction of the Hazardous Materials. This indemnity shall specifically include, without limitation, any and all costs due to Hazardous Materials that flow, diffuse, migrate, or percolate into, onto or under the property, or from the property to neighboring property or groundwater after the Agreement commences; however, it shall not include the cost of repairing BPA's equipment.

          (5) 'Hazardous Materials', as used herein, shall mean all materials that have been determined to be hazardous to health or the environment by virtue of being: (A) a hazardous waste as defined by the Resource Conservation and Recovery Act; (B) a hazardous substance as defined in the Comprehensive Environment, Compensation, and Liability Act; (C) a substance regulated by the Toxic Substances Control Act; and (D) substances regulated by the Federal Insecticide, Fungicide, and Rodenticide Act in accordance with the applicability provisions of such Act. Reference to specific statutes include amendments as they are made from time-to-time, as well as the regulations promulgated thereunder.

17.  RELOCATION OF THE CABLE

     In the event the Cable requires relocation or replacement during the term of this Agreement, the cost of such relocation or replacement shall be allocated as follows:

     (a)  If requested by ELI, ELI shall pay all such costs;

     (b) If requested by BPA due to requirements necessary to provide economical and reliable electric power, BPA shall pay all such costs;

     (c) If the Cable must be relocated due to the order of any court, governmental agency, or in conjunction with the operational needs of BPA, BPA shall, in consultation with ELI, designate a new route for the Cable. The costs associated with such required relocation that are not paid by a third party shall be paid by BPA. ELI shall be responsible for any relocation costs associated with ELI's Regenerator Building(s), ELI-owned cable, and

          ELI-owned terminal equipment.

18.  REPRESENTATIONS AND WARRANTIES

     (a)  ELI
          ELI represents and warrants to BPA as follows:

          (1) ELI is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. ELI is duly qualified to do business and is in good standing in the States of Oregon and Washington. ELI covenants that it will maintain any necessary Federal, State, or local compliance needed to continue to do business in the States of Oregon, Washington, and California. ELI has full power and authority to execute, deliver, and perform its obligations under this Agreement. The execution of this Agreement by ELI has been duly and validly authorized by all necessary action on the part of ELI. This Agreement is a legal, valid, and binding obligation of ELI, enforceable against ELI in accordance with its terms, subject, however, to limitations imposed by bankruptcy laws of the United States, insolvency, reorganization, arrangement, moratorium, or other laws relating to or affecting the enforceability of creditor's rights generally. The execution and delivery of this Agreement by ELI and the performance of the terms, covenants, and conditions contained herein will not violate the articles of the corporation, or bylaws of ELI, or any applicable law or regulation or any order of court or arbitrator, and will not conflict with and will not constitute a material breach of, or default under, the provisions of any contract by which ELI is bound. Except for approvals and authorizations required to perform services on the cable (such as franchise and building permit applications and approvals), or as otherwise stated herein, no approval, authorization, or other action by any governmental authority or filing with any such authority which has not been obtained or accomplished is required in connection with the execution, delivery, and performance by ELI of this Agreement.

          (2) Any assignment of the License of this Agreement to parties not owned by Citizens Utilities shall be with the written consent of BPA. Such consent shall not be unreasonably withheld.

          (3) There are no known actions, suits, or proceedings pending or overtly threatened against ELI before any court or administrative agency that would materially impair ELI's performance of its obligations under this Agreement.

          (4) ELI has made no other representations or warranties outside of this Agreement, and BPA acknowledges and agrees that it is not relying on any other representations or warranties.

     (b)  BPA
          BPA represents and warrants to ELI as follows:

          (1) BPA is duly authorized to execute this Agreement. This Agreement constitutes a legal and valid obligation of BPA, enforceable in accordance with its terms to the full extent provided by law.
               The enforceability of this Agreement is qualified as to:

               Limitations imposed by bankruptcy laws of the United States, insolvency, reorganization, arrangement, moratorium, or other laws relating to or affecting the enforcement of creditor's rights generally.

          (2) Upon execution of this Agreement, BPA warrants that there are no known conflicts with this Agreement and that this Agreement does not constitute a material breach of or a default under any constitutional provision, law, or administrative regulation; or violate any judgment, decree, or other instrument, or any other contract related to the Cable Route to which BPA is a Party or to which BPA or any of its property or assets is subject.

          (3) BPA has made no other representations or warranties outside of this Agreement, and ELI acknowledges and agrees that it is not relying on any other representations or warranties.

     (c)  NO BPA WARRANTY CONCERNING CABLE ROUTE

          BPA makes no representation or warranty whatsoever concerning the physical characteristics of the Cable Route. ELI acknowledges that neither BPA nor any of BPA's officers, employees, representatives, contractors, or subcontractors or agents have made any such representation, nor is BPA or ELI entering into this Agreement in reliance upon any such representation or warranty.

19.  AUDIT PROCEDURES

     (a)  RECORDS

          The Parties shall maintain true and correct sets of records in connection with the performance of this Agreement. ELI shall retain records of all transactions with supporting documentation related thereto for a period of not less than 3 years after the term of a specific transaction has expired and receipt of final payment by ELI to BPA. The records in connection with each financial transaction shall include an accounting of gross revenues, revenue shares, and billing and collection. BPA shall retain all documents relative to BPA Capital Cost for a period of at least 3 years after BPA incurs the Capital Cost.

     (b)  AUDIT RIGHTS

          Either Party shall have the right to perform an audit of each other's books, records, and documents used in or relating to the costs to construct, repair, and maintain the site and improvements under this Agreement. Such audit may be performed within 36 months after the date that either Party renders a bill or refund voucher. Each Party shall be responsible for all expenses incurred by such Party in the performance of an audit pursuant to this section. In the event that the Parties agree that the Auditing Party's audit is determined to be correct, the Non-Auditing Party shall reimburse the Auditing Party the agreed upon amount. In the event that the Non-Auditing Party disagrees with the results of the other Party's audit, and resolution is not reached between the Parties, the Parties agree to resolve the dispute pursuant to section 23 of this Agreement.

     (c)  TECHNICAL AUDITS

          BPA reserves the right to conduct technical audits, including physical inspection of the number, type, and use of circuits, including Transport Service(s) sold, used, and administered by ELI using the Commercial Fiber.

20.  INSURANCE

     (a)  GENERAL

          At all times during the term of this Agreement and the License term, ELI, at its own cost and expense, shall provide the insurance specified by this section.

     (b)  EVIDENCE REQUIRED

          On the Effective Date of this Agreement, ELI shall provide BPA with a certificate of insurance (Certificate of Insurance) executed by an authorized representative of the insurer(s) evidencing that ELI insurance complies with this section. A copy of all required endorsements shall be attached to and form a part of the Certificate of Insurance.

     (c)  NOTICE OF CANCELLATION, REDUCTION, OR MATERIAL CHANGE IN COVERAGE

          Policies shall be endorsed to provide BPA with 30 calendar days' prior written notice of any cancellation, reduction, or material change in coverage. If insurance coverage is due to be canceled, reduced, or materially changed, ELI shall, within 30 calendar days before the effective date of such cancellation, reduction, or material change, obtain the coverage required under this section 19 and provide to BPA documentation evidencing such coverage. ELI shall be responsible for the costs of any damage, liability, or injury occurring during any period of cancellation, reduction, or material change in insurance coverage to the extent such costs are not otherwise covered by insurance; provided that

          ELI shall not be responsible for the costs of any damage, liability, or injury occurring during any such period if such damage, liability, or injury was caused by BPA's gross negligence or willful misconduct.

     (d)  QUALIFYING INSURERS

          Policies shall be issued by companies which hold a current policyholders alphabetic and financial size category rating of not less than A:X according to Best's Insurance Reports.

     (e)  INSURANCE REQUIRED

          (1)  LIABILITY

               Commercial general liability insurance for bodily injury (including death) and property damage shall provide limits of not less than $10 million per occurrence.

               (A)    Coverage included shall be:

                      (i)    premises and operations;

                      (ii)   broad form property damage;

                      (iii)  products and completed operations;

                      (iv)   blanket contractual liability;

                      (v)    personal injury liability;

                      (vi)   cross-liability and severability of interests; and

                      (vii)  independent contractors liability.

               (B)    Coverage shall be endorsed to include the following:

                      (i) inclusion of BPA, its officers, representatives, agents, and employees as an additional insured as respects services or operations in connection with this Agreement; and

                      (ii) stipulation that the insurance is primary insurance and that no insurance or self-insurance of BPA will be called upon to contribute to a loss.

          (2)  BUSINESS AUTOMOBILE LIABILITY INSURANCE

               Business Automobile Liability Insurance for bodily injury (including death) and property damage shall provide total limits of not less than $2 million combined single limit per occurrence to all owned, non-owned, and hired vehicles.

          (3)  WORKERS' COMPENSATION/EMPLOYER'S LIABILITY INSURANCE

               Statutory Workers' Compensation and Employer's Liability Insurance for not less than $1 million per occurrence shall apply to employer's liability coverage for all employees engaged in services or operations under this Agreement. The policy shall include broad form all-States/ other States coverage.

     (f)  SPECIAL PROVISIONS

          (1) The foregoing requirements as to the types and limits of insurance coverage to be maintained by ELI, and any approval of said insurance by BPA or ELI, are not intended to and shall not in any manner limit or qualify the liabilities and obligations otherwise assumed by ELI pursuant to this Agreement, including, but not limited to, the provisions concerning indemnification.

          (2) BPA acknowledges that some insurance requirements contained in this section 19 may be fulfilled by a funded self-insurance program of ELI or its parent company, Citizens Utilities. However, this shall not in any way limit liabilities assumed by ELI under this Agreement. Any self-insurance program must be first approved in writing by BPA.

21.  DEFAULT

     (a)  EVENTS OF DEFAULT

          If either Party is in material breach or default (Defaulting Party), under this Agreement, the other Party (Non-Defaulting Party) may notify in writing the Defaulting Party that it is in material breach or default, such notice to be effective upon its receipt by the Defaulting Party. Material breach or default under this Agreement shall include, but is not limited to the following:

          (1) failure to make any payment when due hereunder; with the exception of payments that become payable during periods of Force Majeure as provided in section 24(a)(2).

          (2) failure to perform any obligations required to be observed or performed hereunder;

          (3) any representation or warranty made by one Party to the other herein proving incorrect in any material respect as of the date of the making thereof;

          (4) ELI files a voluntary petition in bankruptcy, or a petition in bankruptcy is filed against ELI and not dismissed within 60 days, or ELI is adjudicated as bankrupt or insolvent, or files any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State, or other statute, law, or regulation relating to bankruptcy, insolvency, or other relief for debtors, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, custodian, liquidator, or similar official of ELI, or makes any general assignment for the benefit of creditors;

          (5)  material interference by a Party to the other Party's operations;
               or

          (6) failure to make restitution for any damage to a Party's real property or equipment caused as a result of the negligent or willful acts or omissions of the other Party when such damage causes material interference to a Party's operations.

(b)  REMEDIES

     (1)       DEFAULTING PARTY'S RIGHT TO CURE

               The Defaulting Party shall have the right to cure any material breach or default under this Agreement within 30 calendar days after the receipt by the Defaulting Party of notification of such material breach or default. In the case of any material breach or default which may not reasonably be cured within 30 calendar days, other than in the case of a breach of section 20(a)(1), the Defaulting Party shall have the right to provide the Non-Defaulting Party with a plan for the appropriate actions to cure such material breach or default, which plan shall be subject to the approval of the Non-Defaulting Party, which approval shall not be unreasonably withheld. Within 30 calendar days of submission of the plan, the Defaulting Party must commence diligently pursuing appropriate action under the plan to cure the material breach or default, and unless otherwise agreed to by the

               Parties, such material breach or default shall be cured within 90 calendar days of submission of the plan, failing which the Non-Defaulting Party may forthwith and without further notice terminate this Agreement.

          (2)  RIGHTS AND REMEDIES UPON TERMINATION

               Any Party terminating this Agreement under section 21 shall have the additional right to cure any material breach or default of the Defaulting Party to preserve the Non-Defaulting Party's rights that may be prejudiced as a result of such material breach or default and exercise and pursue all other rights and remedies available to it under applicable law.

          (3)  RIGHTS AND REMEDIES CUMULATIVE

               Except as otherwise provided in this Agreement, any right or remedy afforded to either ELI or BPA under any provision of this Agreement is in addition to, and not in lieu of, all rights or remedies afforded either ELI or BPA under any other provision of this Agreement, by law or otherwise.

22.  TERMINATION

     (a)  Termination of this Agreement may occur in the following instances:

          (1) By the Non-Defaulting Party, after the time period for the Defaulting Party to cure a material breach or default has expired;

          (2) By either Party, if the Party claiming Force Majeure has not satisfactorily performed any obligations delayed due to the Force Majeure within 1 year of the notice of the Force Majeure event; or

          (3) Pursuant to Partial Invalidity terms, section 24(d) of this Agreement.

     (b) Subject to section 20(b), the Terminating Party shall give the other Party 30 calendar days advance written notice of Termination, which Termination shall become effective 30 calendar days after the receipt of such notice by the other Party.

23.  INDEMNIFICATION; WAIVER OF DAMAGES

     (a)  INDEMNIFICATION BY ELI

          (1) To the extent allowed by law, ELI shall release and indemnify, defend, and hold harmless BPA and each of its directors, officers, agents, representatives, subcontractors, and employees (the "BPA Indemnitees") from and against any and all claims: (A) for injury to or death of a person, including an employee of BPA or an ELI Indemnity; or (B) for loss of or damage to property resulting directly or indirectly from ELI's performance or nonperformance of this Agreement; or

               (C) for any Claims against BPA by customers of ELI or others doing business with ELI, except in the cases of clauses (A) and
               (B) only, to the extent that such Claim is the result of the gross negligence or willful misconduct of a BPA Indemnity.

          (2) If gross negligence or willful misconduct of a BPA Indemnity has contributed to a Claim, ELI shall not be obligated to indemnify the BPA Indemnitees for the proportionate share of such Claims caused by such negligence or willful misconduct. BPA shall have the right, at its own cost, to retain counsel, and to monitor, or participate in the defense of any Claim that is covered by ELI's indemnity hereunder.

(b)  INDEMNIFICATION BY BPA

     (1) To the extent allowed under the Federal Tort Claims Act, BPA shall release and indemnify, defend, and hold harmless ELI and each of its directors, officers, agents, representatives, subcontractors, and employees (the "ELI Indemnitees") from and against any and all claims for injury to or death of a person, including an employee of BPA or an ELI Indemnity, or for loss of or damage to property resulting directly or indirectly from BPA's performance or nonperformance of this Agreement, except to the extent that such claim is the result of the gross negligence or willful misconduct of a ELI Indemnity. In no event shall BPA be required to indemnify ELI Indemnities against claims against ELI by customers of ELI or others doing business with ELI.

      (2) If gross negligence or willful misconduct of an ELI Indemnity has contributed to a claim, BPA shall not be obligated to indemnify the ELI Indemnitees for the proportionate share of such claims caused by such negligence or willful misconduct. ELI shall have the right, at its own cost, to retain counsel, to monitor, or to participate in the defense of any claim that is covered by BPA's indemnity hereunder.

     (c)  WAIVER OF CERTAIN DAMAGES

          Each Party hereby waives any right to consequential, incidental, special or indirect damages, or damages for lost profits or exemplary damages with respect to any claim arising out of or related to this Agreement. The Parties acknowledge that the foregoing waiver shall not prejudice the right of indemnity respecting any claim under this section 22.

24.  DISPUTE RESOLUTION

     (a) Pending resolution of a disputed matter, the Parties shall continue performance of their respective obligations hereunder, provided that neither Party shall be required to take any action pending such resolution which it has been advised by Counsel, or which it reasonably believes, is unlawful or not permitted pursuant to applicable regulations or permit requirements. Any controversy between the Parties rising out of this Agreement or breach thereof, or out of performance under this Agreement, is subject to the mediation process described below. If not resolved by mediation, then the matter must be submitted to the American Arbitration Association ("AAA") for arbitration before a sole arbitrator.

     (b) A meeting will be held promptly between the Parties to attempt in good faith to negotiate a resolution of the dispute. The meeting will be attended by individuals with decision-making authority regarding the dispute. If within 30 calendar days after such meeting the Parties have not succeeded in resolving the dispute, within 30 calendar days thereafter, upon the written notice from either Party to the other Party, they shall submit the dispute to a mutually acceptable third-party mediator who is acquainted with dispute resolution methods. The mediation shall be non-binding. If the dispute is not resolved by mediation, either Party may initiate an arbitration with the AAA, upon the written notice from either Party to the other Party. The dispute shall be resolved by arbitration under the rules and administration of the AAA (except that service of process, pleadings, motions and orders on BPA shall be as prescribed by the Federal Rules of Civil Procedures), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Neither Party is entitled to seek or recover punitive damages in considering or fixing any award under these proceedings.

(c) The costs of mediation and arbitration, including any mediator's fees, AAA administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be borne equally by the Parties. Reasonable attorneys' fees may be awarded to the prevailing Party (provided such a Party can clearly be determined from the proceedings) at the discretion of the arbitrator. Each Party's other costs and expenses will be borne by the Party incurring them.

25.  GENERAL

     (a)  FORCE MAJEURE

          (1) As used in this Agreement, the term "Force Majeure" means acts of God (including but not limited to, earthquakes, fires, floods, windstorms, landslides, and ice storms); strikes, lockouts, or other labor disputes; acts of public enemy; wars, riots, and insurrection; epidemics; civil disturbances; explosions; train derailments; breakdown or failure of machinery or facilities (excluding the Cable and Cable Accessories); accidents to machinery or equipment (excluding the Cable and Cable Accessories), and delay in delivery of equipment to the extent such occurrences are beyond the reasonable control of the Parties; electrical disturbance originating in or transmitted through such Party's electrical system or equipment or any electrical system with which such Party's system or equipment is interconnected; and any other event, cause, or condition beyond the Party's reasonable control, which, by the exercise of reasonable diligence, prevents the operation of the Cable and prevents the Party claiming Force Majeure from performing its obligations under this Agreement.

     (2) If either Party is unable to carry out its obligations under this Agreement as a result of an event, cause, or condition of Force Majeure, the Party claiming Force Majeure shall give notice and full particulars of such Force Majeure in writing to the other Party within 5 calendar days after the occurrence of the Force Majeure event, cause, or condition. Any obligations that such Party claims it is unable to perform due to an event, cause, or condition of Force Majeure shall be suspended during the continuance of such event of Force Majeure. The Party claiming Force Majeure shall use reasonable efforts to remedy and minimize the effects of such event of Force Majeure with all reasonable dispatch. For purposes of this Agreement, the Parties are obligated to make payments during periods of Force Majeure; PROVIDED, HOWEVER, ELI shall not be obligated to make payments during periods of Force Majeure when ELI is unable to provide service under the terms of the agreement with ELI's customers. Interest shall not accrue on payments that become payable to either Party during the period of any Force Majeure.

     (3) Neither Party shall be liable under this Agreement for, or considered to be in material breach or default under, this Agreement on account of any delay in or failure of performance due to Force Majeure unless specifically stated in this Agreement. In the event that ELI continues to receive revenue from End-Users under this Agreement during a Force Majeure event, ELI will not be excused from performing its payment under this Agreement.

(b)  NOTICES

     All notices and other communications under this Agreement shall be properly given only if made in writing; and

     (1) mailed by certified mail, return receipt requested, postage prepaid; or

     (2) delivered by facsimile transmission followed by certified mail to the Party's at the address or facsimile number set forth in this section 24(b) or such other address or facsimile number as such Party may designate by notice to the other Party. Such notices and other communications shall be effective on the date of receipt. If any such notice or communication is not received or cannot be delivered due to a change in the address of the receiving Party of which notice was not previously given to the sending Party or due to a refusal to accept by the receiving Party, such notice or other communication shall be effective on the date delivery is attempted.

               If to BPA:       The Bonneville Power Administration
                                P.O. Box 3621
                                Portland, OR  97208-3621
                                Attn:  To be identified under separate letter


               with a copy to:  The Bonneville Power Administration
                                P.O. Box 3621
                                Portland, OR  97208-3621
                                Attn:  To be identified under separate letter

               If to ELI:       Electric Lightwave, Inc.
                                8100 NE. Parkway Drive, Suite 150
                                Vancouver, WA
                                Attn:  Legal Affairs
                                Phone:  (360) 892-1000
                                FAX:    (360) 253-4425

     (c)  ASSIGNMENT

          ELI shall not sell, assign, lease, sublease, sub-license or otherwise allow use of ELI's License under this Agreement to any person or entity without BPA's written approval; which approval shall not be unreasonably withheld. Notwithstanding the foregoing, ELI may assign in writing its rights and responsibilities under this Agreement to a corporate parent, subsidiary, or commonly owned affiliate, upon written notification to BPA, and a guarantee by its parent company, Citizens Utilities, to perform the obligation of ELI under this Agreement. Any permitted assignment or other transfer of rights hereunder shall be in writing and shall specify that the assignee or other transferee is bound by the terms and conditions of this Agreement to the same extent as if it were the original named party instead of ELI hereunder. In the event that ELI sells, assigns, leases, subleases, or otherwise allows use of ELI's License under this Agreement, ELI or its assigned entity shall designate a single point-of-contact to BPA for all activities relating to this Agreement. A sale, transfer, or distribution (by way of a dividend or otherwise) in one or a series of transactions of 50 percent or more of the capital stock of the entity that holds the License shall be deemed to be an assignment of the License.

     (d)  PARTIAL INVALIDITY

          If any provision of this Agreement is determined by a proper court to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect the performance of other provisions of this Agreement, and this Agreement shall remain in full force and effect without such invalid, illegal, or unenforceable provision; provided that if any such invalid, illegal, or unenforceable provision results in frustration of this Agreement, such that ELI cannot perform under section 13, BPA shall have the right to terminate in accordance with section 21.

     (e)  GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with Federal law.

     (f)  TERMS GENERALLY

          The defined terms in this Agreement shall apply equally to both the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The term "person" includes individuals, corporations, partnerships, trusts, other legal entities, organizations and associations, and any Government or governmental agency or authority. The words "include," "includes," and "including," shall be deemed to be followed by the phrase "without limitation." The words "approval," "consent," and "notice," shall be deemed to be preceded by the word "written."

     (g)  RELATIONSHIP OF THE PARTIES

          Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, or joint venture relationship between or among the Parties hereto. The performance by the Parties of all duties and obligations hereunder shall be as independent contractors and not as agents of the other Party, and no persons employed or utilized by a performing Party shall be considered employees or agents of the other.

     (h)  WAIVERS

          No waiver of any provision or breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving Party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other breach of this Agreement.

     (i)  CONFIDENTIALITY

          If and to the extent any information or documents furnished by one Party to the other under this Agreement is confidential or proprietary to the furnishing Party, the receiving Party shall treat such information or documents as confidential and proprietary and shall take reasonable steps to protect against the unauthorized use or disclosure of such information or documents; PROVIDED, HOWEVER, that such information and documents are conspicuously marked or otherwise clearly identified as confidential or proprietary when furnished; and PROVIDED, FURTHER, that this section 24(g) shall not apply to information or documents in the public domain or to information or documents required to be disclosed by any law, rule, regulation, order, or other requirement of any governmental authority having jurisdiction. If a Freedom of Information Act, or Congressional, request is received by BPA for such written information or documents, BPA must promptly notify ELI of such request and will, further, notify ELI if BPA is required to disclose such written information or documents.

     (j)  NO THIRD-PARTY BENEFICIARIES

          This Agreement creates rights and obligations only between the Parties hereto. The Parties hereto expressly do not intend to create any obligations or promise of performance to any other third person or entity, nor have the Parties conferred any rights or remedy upon any third person or entity other than the Parties hereto, their respective successor or assigns to enforce this Agreement.

     (k)  MISCELLANEOUS

          Neither Party shall make public announcement of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other Party, unless such public announcement is necessary to comply with applicable law. This Agreement shall benefit and bind ELI and BPA and their respective permitted successors and assigns. Time is of the essence of this Agreement. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement. This Agreement may not be amended or modified except by a written instrument signed by ELI and BPA.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two counterparts.
                                    UNITED STATES OF AMERICA
                                    Department of Energy
                                    BPA Power Administration



                                         /s/ Kevin A. Ward for
                                    Name ___________________________
                                         Charles E. Meyer
                                         Vice President, Transmission
                                         Marketing & Sales


                                         January 8, 1998
                                    Date ___________________________
ACCEPTED:

ELECTRIC LIGHTWAVE, INC.

      /s/ David Sharkey
By    __________________________

      David B. Sharkey
Name  __________________________
(Print/Type)

      President
Title __________________________

      January 8, 1998
Date  __________________________

                                              Exhibit A, Page 1 of 1
                                              Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                              Effective on the Effective Date

                               ROUTE DESCRIPTION
---------------------------------------------------------------------------------------------------
STATION OR (TOWER        LINE DISTANCE            LINE                     COMMENTS
SERIAL NO.)              (MILES)                  NAME
-------------------------------------------------------------------------------------------------------------
Ross
-------------------------------------------------------------------------------------------------------------
                           14.7                   North Bon. - Ross No. 1          From Ross to structure
                                                                                   AFX 113A
-------------------------------------------------------------------------------------------------------------
(AFX 113A)                                                                         Line Transition
-------------------------------------------------------------------------------------------------------------
                            6.7                   North Bon.- Troutdale            From Structure
                                                  No. 2                            AFX 113A to Troutdale
-------------------------------------------------------------------------------------------------------------
Troutdale
-------------------------------------------------------------------------------------------------------------
                           53.4                   Big Eddy-Troutdale No. 1
-------------------------------------------------------------------------------------------------------------
Parkdale
-------------------------------------------------------------------------------------------------------------
                           24.0                   Big Eddy - Troutdale No. 1
-------------------------------------------------------------------------------------------------------------
Big Eddy
-------------------------------------------------------------------------------------------------------------
                           29.4                   Big Eddy - Redmond  No. 1
-------------------------------------------------------------------------------------------------------------
Maupin
-------------------------------------------------------------------------------------------------------------
                           68.0                   Big Eddy - Redmond No. 1
-------------------------------------------------------------------------------------------------------------
Redmond
-------------------------------------------------------------------------------------------------------------
                           15.1                   Redmond - Pilot Butte No. 1
-------------------------------------------------------------------------------------------------------------
Pilot Butte
-------------------------------------------------------------------------------------------------------------
                           29.6                   Pilot Butte - LaPine No. 1
-------------------------------------------------------------------------------------------------------------
LaPine
-------------------------------------------------------------------------------------------------------------
                           45.5                   LaPine - Fort Rock No. 1
-------------------------------------------------------------------------------------------------------------
(ALC 308)                                                                          From LaPine to str. 46/3
                                                                                   (Serial No. ALC 308)
-------------------------------------------------------------------------------------------------------------
                            0.1                                                    Line Transition
-------------------------------------------------------------------------------------------------------------
(CG 406)                                                                           Starting point on Grizzly
                                                                                   - Captain Jack (86/5)
-------------------------------------------------------------------------------------------------------------
                            1.5                   Grizzly - Captain Jack No. 1
-------------------------------------------------------------------------------------------------------------
Fort Rock                                                                          BPA Compensation Station
-------------------------------------------------------------------------------------------------------------
                           28.5                   Grizzly - Captain Jack No. 1
-------------------------------------------------------------------------------------------------------------
Sycan
-------------------------------------------------------------------------------------------------------------
                           60.0                   Grizzly - Captain Jack No. 1
-------------------------------------------------------------------------------------------------------------
Captain Jack
-------------------------------------------------------------------------------------------------------------
                            7.4                   Captain Jack - Malin  No. 1
-------------------------------------------------------------------------------------------------------------
Malin
-------------------------------------------------------------------------------------------------------------
Total Miles =             383.9
------------------------------------------------------------------------------------------------------------

                                              Exhibit B, Page 1 of 2
                                              Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                              Effective on the Effective Date


                             PAYMENT SPECIFICATIONS


ELI's MONTHLY PAYMENT to BPA will equal GRV multiplied by the Payment Factor.

The PAYMENT FACTOR equals * (*) until ELI's accumulative monthly payments to BPA exceed BPA Capital Costs, after which the Payment Factor will equal * (*) for the remainder of the contract.

The GRV will be determined using the following formula:

GRV = ELITSV + EUTSV + DFLV + OSV

Where:
GRV = GROSS REVENUE VALUE
ELITSV = ELI TRANSPORT SERVICE VALUE(S)
EUTSV = END-USER TRANSPORT SERVICE VALUE(S)
DFLV = DARK FIBER LEASE VALUE(S)
OSV = OTHER SERVICE VALUE(S)



* Confidential information has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                                                          Exhibit B, Page 2 of 2
                                                         Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                                 Effective on the Effective Date


ELECTRIC LIGHTWAVE, INC.
PORTLAND - SACRAMENTO - SAN FRANCISCO - LOS ANGELES
($000)

  Calendar Years                   1998*  1999*  2000*  2001*  2002*  2003*  2004*  2005*  2006*  2007*  2008*  2009*  2010*  2011*

Revenue Forecast:
-----------------

Revenue Growth yrs 6-10*
Revenue Growth yrs 11-20*

Portland to Sacramento*
Portland to San Francisco*
Portland to Los Angeles*
Sacramento to Los Angeles*
San Francisco to Los Angeles*
Sacramento to San Francisco*

Dark Fiber Lease*

     Total ELI Revenue*

Revenue Split:
BPA Revenue split percentage
  Until capital is repaid*
  After capital is repaid*
BPA Annual Revenues*

BPA Cumulative Revenues*
     BPA Revenues*

Capital Investment:
-------------------
Number of Miles*
BPA Miles*
BPA Outside Plant($000)*
     BPA

Cash Flow:
----------
Capital Expenditures*

Revenue*
BPA Cash Flow*

----------
* Confidential information has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                                                        Exhibit C, Page 1 of 1
                                                       Contract No. 97TX-10080
                                            ELI Telecommunications Corporation
                                               Effective on the Effective Date


                                   EXHIBIT C
                             REVENUE SHARING ROUTE

     The revenue sharing route originates in the Portland, Oregon area and terminates in Los Angeles, California, passing though Sacramento and San Francisco, California.

                                              Exhibit D, Page 1 of 4
                                              Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                              Effective on the Effective Date



                        COMMERCIAL FIBER SPECIFICATIONS
                            CORNING/(R)/ SMF-28 CPC6
                           SINGLE-MODE OPTICAL FIBER


GENERAL

Corning/(R)/ SMF-28 single-mode fiber is considered the "standard" optical fiber for telephony, cable television, submarine, and private network applications in the transmission of data, voice, and/or video services. Corning SMF-28 fiber is manufactured to the most demanding specifications in the industry.

SMF-28 fiber is optimized for use in the 1310 nm wavelength region. The information-carrying capacity of the fiber is at its highest in this transmission window; it is also where dispersion is the lowest. SMF-28 fiber can also be effectively used in the 1550 nm wavelength region.

Corning's enhanced, dual layer acrylate CPC6 coating provides excellent fiber protection and is easy to work with. CPC6 can be mechanically stripped and has an outside diameter of 245 um. CPC6 is optimized for use in many single and multi-fiber cable designs including loose tube, ribbon, slotted core, and tight buffer cables.

SMF-28 fiber is manufactured using the Outside Vapor Deposition (OVD) process, which produces a totally synthetic, ultra-pure fiber. As a result, Corning SMF-28 has consistent geometric properties, high strength, and low attenuation. Corning SMF-28 fiber can be counted on to deliver excellent performance and high reliability, reel after reel.

FEATURES AND BENEFITS

 .  Versatility in 1310 nm and 1550 nm applications.

 . Outstanding geometrical properties for low splice loss and high splice yields.

 .  OVD manufacturing reliability and product consistency.

 .  Optimized for use in ribbon, loose tube, and other common cable designs.

                                              Exhibit D, Page 2 of 4
                                              Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                              Effective on the Effective Date


OPTICAL SPECIFICATIONS

ATTENUATION

    UNCABLED FIBER ATTENUATION CELLS      POINT DISCONTINUITY
---------------------------------------
                      Attenuation Cells   No point of discontinuity greater than 0.10 dB at either 1310 nm or 1550
                           (dB/km)        nm.
---------------------------------------
  Wavelength (nm)         Standard
---------------------------------------
       1310  less than or equal to 0.40   ATTENUATION AT THE WATER PEAK
---------------------------------------
       1550  less than or equal to 0.30   The attenuation at 1383 plus/minus 3 nm shall not exceed 2.1 dB/km.
---------------------------------------

*Lower attenuation available in limited quantities.

      ATTENUATION VS. WAVELENGTH
---------------------------------------
     Range        Ref.L  Max Increase       The attenuation in a given wavelength range
      (nm)        (nm)     A(dB/km)         does not exceed the attenuation of the reference
   1285-1330      1310       0.05           wavelength (L) by more than the value A.
---------------------------------------
   1525-1575      1550       0.05
---------------------------------------

                ATTENUATION WITH BENDING
--------------------------------------------------------------------
Mandrel   Number of Turns  Wavelength       Induced                     The induced attenuation due to fiber
Diameter                     (nm)         Attenuation                   wrapped around a mandrel of a specified
(mm)                                         (dB)                       diameter.
     32        1             1550   less than or equal to       0.50
--------------------------------------------------------------------
     75        100           1310   less than or equal to       0.05
--------------------------------------------------------------------
     75        100           1550   less than or equal to       0.10
--------------------------------------------------------------------

 .    CABLE CUTOFF WAVELENGTH (Lccf)     .       MODE-FIELD DIAMETER
     Lccf less than 1260 nm                     9.30 plus/minus 0.50 micro m at 1310 nm
                                                10.50 plus/minus 1.00 micro m at 1550 nm
 .    DISPERSION
     Zero Dispersion Wavelength (L\o\):  1301.5 nm less than or equal to Lo less than or equal to 1321.5 nm

     Zero Dispersion Slope (S\o\):  less than or equal to 0.092 ps/(nm/2/ . km)

     Fiber Polarization Mode Dispersion Coefficient (PMD):  less than or equal to 0.5 psec/ divided by km

                                                     DISPERSION CALCULATION
---------------------------------------------------------------------------------------------------------------------------------
                      S\o\ [     L\o\ to the 4th power]
Dispersion = D (L): ~ ---- [ L - ---------------------] ps/(nm.km), for 1200 nm less than or equal to L
                        4  [       L to the 3rd power ] less than or equal to 1600 nm   L = Operating Wavelength

ENVIRONMENTAL SPECIFICATIONS

                                              Exhibit D, Page 3 of 4
                                              Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                              Effective on the Effective Date


                                      INDUCED
  ENVIRONMENTAL TEST CONDITION      ATTENUATION
                                      (DB/KM)
------------------------------------------------------------------------------------          Operating Temperature Range
                                                                                              -60C to +85C
                                   1310 nm                    1550 nm
------------------------------------------------------------------------------------
Temperature Dependence        less than or equal to 0.05  less than or equal to 0.05
-60 to +85C
------------------------------------------------------------------------------------
Temperature-Humidity Cycling  less than or equal to 0.05  less than or equal to 0.05
-10C to +85C, up to 98% RH
------------------------------------------------------------------------------------
Water Immersion, 23C          less than or equal to 0.05  less than or equal to 0.05
Heat Aging, 85C               less than or equal to 0.05  less than or equal to 0.05
------------------------------------------------------------------------------------

DIMENSIONAL SPECIFICATIONS

STANDARD LENGTH (KM/REEL):  2.2 - 25.0
*Longer spliced lengths available at a premium.

GLASS GEOMETRY                                                        COATING GEOMETRY
Fiber Curl:  greater than or equal to 2.0 m radius of curvature       Coating Diameter:  245 plus/minus 10 micro m
Cladding Diameter:  125.0 plus/minus 1.0 micro m                      Coating-Cladding Concentricity:  less than 12 micro m
Core-Clad Concentricity:  less than or equal to 0.8 micro m
Cadding Non-Circularity:  less than 1.0%

              [     Min. Cladding Diameter ]  x 100
Defined as:     1 - ----------------------
              [     Max. Cladding Diameter ]

MECHANICAL SPECIFICATIONS

PROOF TEST:
The entire length of fiber is subjected to a tensile proof stress greater than or equal to 100 kpsi (0.7 GN/m/2/)*

*Higher proof test available at a premium.

                                              Exhibit D, Page 4 of 4
                                              Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                              Effective on the Effective Date




PERFORMANCE CHARACTERIZATIONS
Characterized parameters are typical values.

CORE DIAMETER:                                    REFRACTIVE INDEX DIFFERENCE:
8.3 micro m                                       0.36%

NUMERICAL APERTURE:                               EFFECTIVE GROUP INDEX OF REFRACTION (Neff):
0.13                                              1.4675 at 1310 nm
NA was measured at the one percent power          1.4681 at 1550 nm
 angle of a one-dimensional far-field scan
 at 1310 nm.

ZERO DISPERSION WAVELENGTH (Lo):                FATIGUE RESISTANCE PARAMETER (nd):
1312 nm                                           greater than or equal to 20

ZERO DISPERSION SLOPE (So):                   COATING STRIP FORCE:
0.090 ps/(nm/2/.km)                               Dry:  0.7 lbs. (3.2 N)
                                                  Wet:  14 days room temperature:  0.7 lbs. (3.2 N)

COATINGS

SMF-28 optical fiber also is available with CSB4 500 micro m coating.

                                              Exhibit E, Page 1 of 3
                                              Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                              Effective on the Effective Date


                                   EXHIBIT E
                     ELI FIBER ACCEPTANCE TESTING STANDARDS

Bonneville shall meet or exceed these specifications. In the event that Bonneville's performance requirements for its communication system requires Bonneville to exceed the standards and requirements specified in this Exhibit D, Bonneville shall apply the higher standard.

ELI Network Span and Final Acceptance Requirements:

1.0 Design Criteria:
--------------------

The number of cable splices at the time of original construction must be designed to an average of 4 km between splices. Due to cable cuts, and cable relocation, additional splices are allowed. The number of splices must be closely monitored to insure attenuation and reflection tolerances are maintained.

Construction:
-------------

Cable must be constructed in accordance with sound commercial practices. The National Electrical Code shall be followed in every case except where local regulations are more stringent, in which case local regulations shall govern.

2.0 Typical Fiber Cable Information:
------------------------------------

Single mode fiber specifications may vary, depending on the fiber manufacturer. Typical concatenated levels of 0.35 dB per km @ 1310nm and 0.25 per km @ 1550nm are expected.

3.0 Span Requirements:
----------------------

Span documentation must be performed using the two following methods: OTDR (optical time domain reflectometer) and insertion loss (stabilized light source and power meter) measurement in each direction at 1550nm wavelength.

 . Maximum total span loss must not exceed 35.0 dB at 1550nm.
          ----------

 .  Maximum dB/Km loss must not exceed 0.35 dB/Km at 1550nm.
           -----

 .  In no case shall a fiber show a point discontinuity greater than 0.1dB.
   Discontinuities (know as steps, splices, or attenuation non-uniformities) shall be measured with an optical time domain reflectometer (OTDR) to determine the loss of the localized attenuation. The lease squares fit method of measurement must be used to determine the magnitude of the loss of a point discontinuity.

 .  Typical span scenario 30.0 dB=120 Km X .25 dB/Km.
           ----

                                              Exhibit E, Page 2 of 3
                                              Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                              Effective on the Effective Date


 .  Maximum fiber loss scenario 35.0 dB= 100 Km X ..35 dB/Km. (depends on
           ----------
   regeneration huts)

 .  Maximum span dispersion = 2250 ps/mn/Km.
           ---------------

 . Performance levels must be maintained as accepted during the entire duration of the agreement.

 . Test data including OTDR hard copies or electronic data must be submitted to Common System Engineering before Final Acceptance. ELI, at its discretion, may choose to physically monitor any or all testing associated with Final Acceptance of the ELI Fibers.

In the event the measured span measured values exceeds the calculated values, Bonneville will perform corrective maintenance as required to restore the ELI Fibers to the calculated values.

4.0 Splice Loss:
    ------------

the splice loss will average 0.10dB. All splicing will be performed by proprietor pursuant to fibers leased agreement. Further, no individual splice will exceed 0.50dB. Splices shall be measured using bi-directional methods to average absolute splice loss. All fiber splicing must be fusion type.
                               ---------------------------------------

5.0 Compliance:
    -----------

Customer, at its discretion, may choose to physically monitor any or all testing associated with acceptance of Fibers. Test data including OTDR hard copies or electronic data must be submitted to the customer for review. Customer has the option to vainer any specifications and/or requirements listed in the technical specification criteria. (limited to ELI receiving a hard copy of their fiber only.)

6.0 Waivers:
    --------

the proprietor must provide Fibers with attenuation of not greater than 0.35 loss per. km @ 1550nm and will not be required to perform corrective maintenance under .25dB to reduce span attenuation.

7.0 Key optical performance Characteristics Required For Single-Mode Optical
----------------------------------------------------------------------------
Cables:
-------

7.1 Attenuation Single Mode Non-Shifted:
----------------------------------------

 .  The attenuation must not exceed 0.30 dB/Km when measured at a wavelength of
   1.55 microns (1550nm) using the two point measurement.

 .  The attenuation must not exceed 0.40 dB/Km when measured at a wavelength of
   1.30 microns (1310nm) using the two point measurement.

                                              Exhibit E, Page 3 of 3
                                              Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                              Effective on the Effective Date


7.2 Attenuation Single Mode Dispersion Shifted:
-----------------------------------------------

 .  The attenuation must not exceed 0.25 dB/Km when measured at a wavelength of
   1.55 microns (1550nm) using the two joint measurement.

7.3 Attenuation Versus Wavelength Single-Mode and Dispersion Shifted:
---------------------------------------------------------------------

 . The attenuation for the wavelength region form 1525 nm to 1575 nm must not exceed the attenuation at 1550 nm by more than 0.05 dB/Km.

7.4 Chromatic Dispersion Non-Dispersion Shifted (ps/nm-km):
-----------------------------------------------------------

 . For conventional single mode fibers, the zero dispersion wavelength must be 1301.5 to 1321.5nm. The maximum dispersion slope (SoMAX) must be no greater than 0.092 ps/(km-nm /2 /). The nominal zero dispersion wavelength must be near 1310nm zero dispersion range. The dispersion between 1530 and 1570 nm must be less than or equal to 18 ps/(nm km).

7.5 Cutoff Wavelength:
----------------------

 .  The cutoff wavelength of cabled fiber must be less than 1260 nm.

7.6 Core Diameter:
------------------

 .  The core diameter must be typically 8.3 + or - 0.13.


7.7 Temperature:
----------------

 .  Operating Temperature Range  -60 C to +85 C

Bonneville will insure that the Cable and related appurtenances meet all of the above optical performance characteristics operating systems power level.

                                              Exhibit F, Page 1 of 2
                                              Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                              Effective on the Effective Date


                                   EXHIBIT F

                        TERMINAL EQUIPMENT REQUIREMENTS



GENERAL
ELI agrees to purchase, in exchange for four (4) fibers between Portland and the CA-OR border, Lucent Technologies SONET terminal equipment and turnkey installation of a collapsed ring system for 14 sites. Procurement of this SONET system shall be in accordance with the specifications of the BPA/Harris-Farinon/Lucent 10-year indefinite quantity contract no. 95AM50206.

EQUIPMENT
The equipment shall be Lucent Technologies DDM-2000 OC-3 as specified below.

DESCRIPTION                            QTY
Shelf Assembly                         26 ea.
Heat Baffle                            26 ea.
Timing Generator                       52 ea.
OC-12 OLIU (1310 nm)                   32 ea.
OC-12 OLIU (1550 nm)*                  20 ea.
SYSCTRL                                26 ea.
OHCTRL                                 26 ea.
MXRVO BBG2                             52 ea.
DS1 Card BBFIB                         52 ea.
Retainer Card 177B                    156 ea.
OC-3 Software                          26 ea.
Fiber Jumpers/Cables                   26 lot

9' x 23" Equipment Rack                14 ea. (actual rack heights to be
                                              determined later)

Fuse and Alarm Panel                   14 ea.
DS1 Jackfield Assy.                    14 ea.
Service Chan/Orderwire                 14 ea.
DVA Remote Alarm                       14 ea.
Fiber Termination Panel                14 ea.

DDM-2000 Manuals                       14 set
DDM-2000 Schematics                    14 set
Factory setup & test                    1 job

                                              Exhibit F, Page 2 of 2
                                              Contract No. 97TX-10080
                                              Eli Telecommunications Corporation
                                              Effective on the Effective Date


In addition, the following spares are required:

DESCRIPTION                QTY
OC-12 OLIU (1310 nm)      3 ea.
OC-12 OLIU (1550 nm)*     3 ea.
SYSCTRL                   2 ea.  (with software loaded)
OHCTRL                    2 ea.  (with software loaded)
OC-3 Software             1 ea.  (set of diskettes)
Fiber Jumpers/Cables      4 lot
Service Chan/Orderwire    1 ea.  (ROSS-FRAN used Premisys IMACS 600 shelves & Harris-Farinon DVSII's)
DDM-2000 Manuals          2 set

DDM-2000 Schematics  2 set

* As of December 15, 1997 the 1550 nm OC-12 OLIU for the OC-3 DDM-2000 shelf is in development. BPA anticipates Lucent Technologies will have this module commercially available by July 1998.

                                       2